UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 17, 2008

USG Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-8864	36-3329400
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street, Chicago, Illinois	60661-3676
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312)436-4000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05 Costs Associated with Exit or Disposal Activities.

As part of the Registrant’s steps to adjust operations, programs and staffing to adapt to current construction and financial market conditions, it is making an additional capacity reduction of approximately one billion square feet from its wallboard manufacturing network and closing two other plants. On November 17, 2008, the Registrant determined that it would permanently or temporarily close wallboard manufacturing lines at United States Gypsum Company’s Plaster City, California, Jacksonville, Florida, Baltimore, Maryland and Stony Point, New York plants, the cement board manufacturing line at its Santa Fe Springs, California plant and its Delavan, Wisconsin substrate plant. The Registrant expects to complete the closures by the end of the current fiscal quarter.

In addition, the Registrant’s subsidiary, L&W Supply Corporation, has determined that it will close 31 centers by the end of the current fiscal quarter.

The Registrant will record charges of approximately $18 million in the current and future fiscal quarters related to these closures. These charges include approximately $11 million for termination benefits, $6 million for associated costs, principally equipment lease terminations and cleanup costs, and $1 million for inventory write-offs. The Registrant estimates that it will incur cash expenditures of approximately $17 million in the current and future fiscal quarters in connection with the closures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USG CORPORATION
Registrant

Date: November 21, 2008

By: Richard H. Fleming
Richard H. Fleming
Executive Vice President and Chief Financial Officer